UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 19, 2010
Date of report (Date of earliest event reported)

HUTCHINSON TECHNOLOGY INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-14709	41-0901840
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 West Highland Park Drive N.E., Hutchinson, Minnesota	55350
(Address of Principal Executive Offices)	(Zip Code)

(320) 587-3797
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events.

On March 19, 2010, Hutchinson Technology Incorporated (the “Company”) entered into a settlement agreement with Citigroup Global Markets Inc. (“CGMI”) providing for the sale by the Company of a portion of its auction rate securities (“ARS”) investment portfolio.  The Company received approximately $19.3 million in cash (plus accrued interest) in exchange for $22.6 million in principal amount of its ARS portfolio.  As a result, the Company expects to record an additional realized loss on the sale of these ARS of approximately $0.5 million during the quarter ending March 28, 2010.  As of December 27, 2009, the Company had recorded an other than temporary realized loss of $2.8 million on these ARS.  In addition, for a three-year period, the agreement provides the Company the option to repurchase some or all of these ARS at the price for which the Company sold them, and the potential for additional recoveries in the event of issuer redemptions.  As part of the agreement, the Company agreed to dismiss with prejudice an arbitration proceeding between the Company and CGMI and an affiliate relating to the ARS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUTCHINSON TECHNOLOGY INCORPORATED

Date: March 24, 2010	By:/s/ Steven L. Polacek
Steven L. Polacek
Senior Vice President and Chief Financial Officer